Exhibit 5.2

May 27, 2025

BeOne Medicines Ltd.

c/o BeOne Medicines I GmbH

Aeschengraben 27

21st Floor

4051 Basel, Switzerland

Re:	Securities Being Registered under Registration Statement on Form S-3

We have acted as U.S. counsel to you in connection with your filing of the Post-Effective Amendment No. 1 (the “Amendment”) to the automatic shelf registration statement on Form S-3ASR (File No. 333-271765) (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by BeOne Medicines Ltd. (formerly known as BeiGene, Ltd.), a corporation organized under the laws of Switzerland (the “Company”), of any combination of (i) the Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), (ii) Ordinary Shares in the form of American Depositary Shares, (iii) the Company’s preferred shares, par value $0.0001 per share (the “Preferred Shares”), (iv) Preferred Shares in the form of American Depositary Shares, (v) the Company’s debt securities (“Debt Securities”), (vi) warrants to purchase Ordinary Shares or Preferred Shares (“Warrants”), and (vii) units comprised of Ordinary Shares, Preferred Shares, Warrants and other securities in any combination (“Units”). The Ordinary Shares in the form of American Depositary Shares, Preferred Shares in the form of American Depositary Shares, Debt Securities, Warrants, and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Ordinary Shares in the form of American Depositary Shares, Preferred Shares in the form of American Depositary Shares, Warrants, and Units) or in an unspecified principal amount (with respect to Debt Securities). The Company is filing the Amendment to expressly adopt the Registration Statement as its own for all purposes of the Securities Act and to reflect the completion of the Company’s change of jurisdiction of incorporation from Cayman Islands to Switzerland through a transaction known as a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Code on Private International Law. The Registration Statement, as amended by the Amendment, provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement, as amended by the Amendment.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Ordinary Shares in the form of American Depositary Shares, Preferred Shares in the form of American Depositary Shares, Debt Securities, Warrants and Units, and the indentures, warrant agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement, as amended by the Amendment, will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, as amended by the Amendment, the total number of issued Ordinary Shares, together with the total number of such shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit), as the case may be, then outstanding, will not exceed the total number of authorized Ordinary Shares available for issuance under the Company’s articles of association as then in effect.

BeOne Medicines Ltd.

May 27, 2025

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of Ordinary Shares or Preferred Shares, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•	with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

•	with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.                  Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

2.                  Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

3.                  Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company

BeOne Medicines Ltd.

May 27, 2025

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Amendment and to the references to our firm under the caption “Legal Matters” in the Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP